Zumiez Inc. Reports February 2010 Sales Results

Net Sales Increased 19.6% to $27.6 Million; February 2010 Comparable Store Sales Increased 11.2%

EVERETT, WA -- (Marketwire - March 03, 2010) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended February 27, 2010 increased 19.6% to $27.6 million, compared to $23.1 million for the four-week period ended February 28, 2009. The company's comparable store sales increased 11.2% for the four-week period, versus a comparable store sales decrease of 13.4% in the year ago period.

To hear the Zumiez prerecorded February sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of February 27, 2010 we operate 377 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Company Contact:
Trevor Lang
Chief Financial Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Investor Contact:
ICR
Chad Jacobs/Brendon Frey
(203) 682-8200